Exhibit 99.1

FOR IMMEDIATE RELEASE
Hudson Valley Holding Corp.	CONTACT
21 Scarsdale Road	Wendy Croker
Yonkers, NY 10707	First VP, Shareholder Relations
(914) 771-3214
HUDSON VALLEY HOLDING CORP.
ANNOUNCES STOCK DIVIDEND
AND STOCK REPURCHASE PROGRAM
     YONKERS, NY, December 2, 2008 ... William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp. announced that the Board of Directors has approved a 10% Stock Dividend for all Shareholders of Record as of the close of business December 12, 2008. Dividend Stock Certificates will be distributed to Shareholders on December 19, 2008.
     At the same time, Mr. Griffin announced the approval by the Board of Directors of a program, effective December 15, 2008, to repurchase up to 300,000 of its shares at a price of $48.00 per share. This program expires March 3, 2009. The current program which was announced February 26, 2008, will expire on December 12, 2008.
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.4 billion in assets, serving the metropolitan area with 29 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s stock is traded under the ticker symbol “HUVL” on the OTC Bulletin Board. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank’s operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.